Exhibit 10.1

RELEASE

The Gap Inc. (“Company”) and Marka Hansen (“Executive”) entered into an agreement dated February 16, 2007, and as amended (“Agreement”), to provide certain specified severance compensation and benefits (“Severance”) in the event of Executive’s termination. Company will terminate the employment of Executive effective March 29, 2011. Executive’s Separation from Service, as that term is defined in the Agreement, is February 4, 2011. Therefore, Executive is eligible for Severance, as long as certain conditions in the Agreement are met, including Executive’s execution of the release of claims as follows:

Executive hereby releases and forever discharges the Company, its subsidiaries, affiliates, officers, directors, agents and employees, from any and all claims, liabilities and obligations, of every kind and nature, whether now known or unknown, suspected or unsuspected, which Executive ever had, or now has, with the exception of claims that cannot be legally waived. This release includes all federal and state statutory claims, federal and state common law claims (including those for contract and tort), and claims under any federal or state anti-discrimination statute or ordinance, including but not limited to, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. sections 1981 and 1983, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Unruh Act, and the California Labor Code. Executive expressly waives the protection of Section 1542 of the Civil Code of the State of California, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor.”

This is a legally binding release. Executive is advised to consult with an attorney prior to signing this Release. Executive has more than 21 days to consider this Release. Executive must return this signed Release to the Company by March 18, 2011. Within seven days of signing this Release, Executive may revoke this Release by notifying the Company in writing that Executive revokes it. Executive is also advised to seek her own financial and tax consultants related to the Severance described in the Agreement.

Agreed to this 1st day of February, 2011

/s/ Marka Hansen
Marka Hansen